Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated 2018 Equity Incentive Plan and the 2016 Directors’ Equity Compensation Plan of Triumph Group, Inc. of our reports dated May 23, 2023, with respect to the consolidated financial statements of Triumph Group, Inc., and the effectiveness of internal control over financial reporting of Triumph Group, Inc., included in its Annual Report (Form 10-K) for the year ended March 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

July 25, 2023